EXHIBIT 99.1


Immediately

Investors & Analysts:     Media:
Karen A. Warren           Hannah Grove
[1] (617) 664-3477        [1] (617) 664-3377


              STATE STREET SELLS $5.2 BILLION OF
                    INVESTMENT SECURITIES

              Sale Results in a One-time Charge


BOSTON, Mass. - December 28, 1999 - State Street Corporation
(NYSE: STT) announced today that it has sold $5.2 billion of investment securities as part of a repositioning of its investment portfolio assets.

     State Street expects the sale of the securities to result in a one-time, pre-tax charge to earnings of approximately $57 million, or $.21 per share on an after-tax basis, which will be recorded in the fourth quarter of 1999. The securities sold, principally U.S. Treasury and federal agency securities, all had an average maturity of less than two years. At September 30, 1999, State Street Corporation's balance sheet included investment securities of $14.4 billion.

     "Given the recent developments in the domestic interest rate environment, State Street decided to sell these investment securities," said State Street Chief Financial Officer Ronald L. O'Kelley. "Approximately three-quarters of the proceeds from the sale were used to purchase U.S. Treasury and federal agency securities at current higher yields, with the remaining invested in short-term securities. This repositioning will increase the overall investment portfolio yield and interest revenue over the next two years."

     State Street is on track to achieve its 22nd consecutive year of double-digit earnings per share growth in 1999, in accordance with its primary financial goal of achieving sustainable, real growth in earnings per share. State Street has two supporting financial goals, one for revenue and one for return on stockholders' equity.

     O'Kelley concluded, "In April, State Street announced the extension of its revenue goal through the year 2010. We are committed to achieving a compound annual growth rate of 12.5% real, or inflation adjusted, revenue growth. With our continued focus on serving institutional investors, State Street management remains confident that the company will continue to meet its long-term financial goals."

     As previously reported, State Street's financial results for the fourth quarter of 1999 will include an after-tax gain, net of exit and other associated costs, of approximately $164 million, or $1.00 in earnings per share, from the sale of its commercial banking business.

     With $5.3 trillion in assets under custody and $582 billion under management as of September 30, 1999, State Street Corporation is one of the world's leading specialists in serving institutional investors. Offices are located in the United States, Canada, Chile, Cayman Islands, Netherlands Antilles, Ireland, United Kingdom, Netherlands, France, Belgium, Luxembourg, Switzerland, Germany, Czech Republic, United Arab Emirates, Russia, People's Republic of China, Taiwan, South Korea, Japan, Singapore, Australia, and New Zealand. State Street Corporation's common stock is traded on the New York Stock Exchange under the symbol STT. For more information, visit State Street's web site at www.statestreet.com.

     This news release contains forward-looking statements as defined by federal securities laws. Important factors that could cause actual results to differ materially from those indicated by any such forward-looking statements are set forth in the company's 1998 annual report and subsequent SEC filings. These include risks and uncertainties relating to the value of worldwide financial markets, dynamics of markets served, volatility of currency markets, pace of new business, business mix, rate of technological change, and the potential impact of the year 2000 on processing date-sensitive information.


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